EXHIBIT (q)(3)

POWER OF ATTORNEY

We, the undersigned officers and Trustees of Global Macro Capital Opportunities Portfolio, a Massachusetts business trust, do hereby severally constitute and appoint Thomas E. Faust Jr., Maureen A. Gemma, James F. Kirchner or Deidre E. Walsh, or any of them, to be true, sufficient and lawful attorneys, or attorney for each of us, to sign for each of us, in the name of each of us in the capacities indicated below, any Registration Statement and any and all amendments (including post-effective amendments) to such Registration Statement filed by Eaton Vance Mutual Funds Trust with the Securities and Exchange Commission in respect of shares of beneficial interest and other documents and papers relating thereto.

IN WITNESS WHEREOF we have hereunto set our hands on the dates set opposite our respective signatures.

Signature	Title	Date
/s/ Eric A. Stein Eric A. Stein	President and Principal Executive Officer	September 30, 2013
/s/ James F. Kirchner James F. Kirchner	Treasurer and Principal Financial and Accounting Officer	September 30, 2013
/s/ Scott E. Eston Scott E. Eston	Trustee	September 30, 2013
/s/ Benjamin C. Esty Benjamin C. Esty	Trustee	September 30, 2013
/s/ Thomas E. Faust Jr. Thomas E. Faust Jr.	Trustee	September 30, 2013
/s/ Allen R. Freedman Allen R. Freedman	Trustee	September 30, 2013
/s/ William H. Park William H. Park	Trustee	September 30, 2013
/s/ Ronald A. Pearlman Ronald A. Pearlman	Trustee	September 30, 2013
/s/ Helen Frame Peters Helen Frame Peters	Trustee	September 30, 2013
/s/ Lynn A. Stout Lynn A. Stout	Trustee	September 30, 2013
/s/ Harriett Tee Taggart Harriett Tee Taggart	Trustee	September 30, 2013
/s/ Ralph F. Verni Ralph F. Verni	Trustee	September 30, 2013